Exhibit 99.1

Rigel Announces First Quarter 2007 Financial Results

South San Francisco, Calif. — May 10, 2007 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, Rigel reported a net loss of $17.1 million, or $0.68 per share, compared to a net loss of $8.5 million, or $0.34 per share, in the first quarter of 2006. Weighted average shares outstanding for the first quarters of 2007 and 2006 were 25.2 million and 24.8 million, respectively.

Rigel reported contract revenues of $2.6 million in the first quarter of 2007, compared to $9.9 million in the first quarter of 2006. Revenue in the first quarter of 2006 included $6.8 million related to the amortization of upfront and milestone payments associated with the Merck Serono collaboration.

Total operating expenses were $20.9 million in the first quarter of 2007, compared to $19.7 million in the first quarter of 2006. The increase in operating expenses was primarily due to the costs associated with three ongoing Phase 2 clinical studies of R788 for the treatment of rheumatoid arthritis, immune thrombocytopenic purpura (ITP), and B-cell lymphoma. These cost increases were offset by a reduction in stock-based compensation from $3.6 million in the first quarter of 2006 to $2.6 million in the first quarter of 2007.

As of March 31, 2007, Rigel had cash, cash equivalents and available-for-sale securities of $88.6 million, compared to $104.5 million at December 31, 2006, reflecting a net cash decrease of $15.9 million for the first three months of 2007.

On May 8, 2007, Rigel closed a public offering of 5,000,000 shares of common stock at a price of $9.75 per share. The aggregate net proceeds of the offering were approximately $45.8 million after deducting underwriting discounts and commissions, but not offering expenses.

“The recently completed public offering indicates confidence in our clinical research programs, especially the three Phase 2 studies with our lead product candidate, R788,” said James M. Gower, chairman and chief executive officer of Rigel. “The additional financing will enable us to continue to pursue our mission to develop potential novel, small molecule therapeutics,” he added.

Recent Clinical Events

Rigel announced the following clinical milestones in 2007:

-                    Received encouraging preliminary results in its Phase 2 clinical trial of R788 in patients with ITP

-                    Initiated a Phase 1/2 clinical trial of R788 in patients with B-cell lymphoma

-                    Our partner, Merck Serono, initiated a Phase 1 clinical trial of R763 in hematological malignancies (leukemia)

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and cancer, as well as viral and metabolic diseases. Our goal is to file one new investigational new drug (IND) application in a significant indication each year. Rigel has achieved this goal every year since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates, and the timing of results thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “indicates,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward- looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward- looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the quarter ended March 31, 2007. Rigel does not undertake any obligation to update forward-looking statements.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Revenues:
Contract revenues	$2,644	$9,897

Operating expenses:
Research and development (see Note A)	15,843	14,711
General and administrative (see Note A)	5,039	5,003
Total operating expenses	20,882	19,714
Loss from operations	(18,238)	(9,817)
Interest income, net	1,157	1,348
Net loss	$(17,081)	$(8,469)
Net loss per share, basic and diluted	$(0.68)	$(0.34)
Weighted average shares used in computing net loss per share, basic and diluted	25,184	24,816

Note A

Stock-based compensation expense included in:
Research and development	$1,200	$1,921
General and adminstrative	1,422	1,640
	$2,622	$3,561

SUMMARY BALANCE SHEET DATA
(in thousands)

	March 31,	December 31,
	2007	2006(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$88,599	$104,471
Total assets	97,447	113,240
Stockholder’s equity	72,825	87,229

(1)    Derived from audited financial statements